Exhibit 10.5

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (the "Agreement") is made and entered into effective July __, 2012, by and among Excel Corp. a Delaware corporation ("Excel"), XLFashions, Inc., a Delaware corporation ("XLFashions"), and the shareholders of XLFashions listed on Schedule A hereto (collectively, the "Shareholders").

RECITALS:

A.       The Shareholders own shares of preferred stock of XLFashions (the "XLFashions Shares").

B.        Excel owns 100% of the common stock of XLFashions.

C.        Excel desires to acquire 100% of the XLFashions Shares from the Shareholders by either (i) exchanging 1 share of Excel restricted common stock, $.0001 par value per share, for each issued and outstanding share of XLFashions preferred stock owned by the Shareholders (the "Excel Exchange Shares") or (ii) purchasing the XLFashions Shares from the Shareholders for an amount equal to the purchase price paid therefor by such Shareholders (a “Treasury Purchase Transaction”).

D.       All of the shareholders of all of the issued and outstanding XLFashions Shares are being provided with the option to either (i) retain such shareholders current ownership of the XLFashions Shares, (ii) consummate an Exchange (as defined below) of the XLFashions Shares, or (iii) consummate a Treasury Purchase Transaction.

E.       The Shareholders desire to consummate an Exchange of their XLFashions Shares for the Excel Exchange Shares upon the terms and conditions set forth herein.

F.        It is the intention of the parties hereto that: (i) Excel shall acquire the XLFashions Shares solely for the consideration set forth below (the "Exchange"); and (ii) the Exchange shall qualify as a transaction exempt from registration or qualification under the Securities Act of 1933, as amended (the "Securities Act").

         NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

SECTION 1. EXCHANGE OF SHARES AND OTHER TRANSACTIONS

1.1 Exchange of Shares. On the Closing Date (as hereinafter defined), the Shareholders shall tender the XLFashions Shares to Excel and Excel shall issue the Excel Exchange Shares to the Shareholders in exchange therefor.

1.2 Delivery of XLFashions Shares. On the Closing Date, the Shareholders will deliver to Excel the certificates representing the XLFashions Shares, duly endorsed for transfer (or with executed stock powers) so as to convey good and marketable title to the XLFashions Shares to Excel, and, promptly thereafter, Excel will cause its transfer agent to deliver certificates evidencing the Excel Exchange Shares to the Shareholders in accordance with written instructions received from XLFashions to Excel prior to the Closing.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

         Each of the Shareholders represents and warrants to Excel as follows:

2.1 Information on Shareholders. Shareholder is an "accredited investor," as such term is defined in Regulation D promulgated under the Securities Act, and is experienced in investments and business matters, has made investments of a speculative nature and has such knowledge and experience in financial, tax and other business matters as to enable him to evaluate the merits and risks of, and to make an informed investment decision with respect to, this Agreement. Shareholder understands that his/her acquisition of the Excel Exchange Shares is a speculative investment, and Shareholder represents that s/he is able to bear the risk of such investment for an indefinite period, and can afford a complete loss thereof.

2.2 Investment Intent. Shareholder understands that the Excel Exchange Shares have not been registered under the Securities Act, and may not be sold, assigned, pledged, transferred or otherwise disposed of unless the Excel Exchange Shares are registered under the Securities Act or an exemption from registration is available. Shareholder represents and warrants that it is acquiring the Excel Exchange Shares for his/her/its own account, for investment, and not with a view to the sale or distribution of the Excel Exchange Shares except in compliance with the Securities Act. Each certificate representing the Excel Exchange Shares will have the following or substantially similar legend thereon:

"The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act") or any state securities laws. The shares have been acquired for investment and may not be sold or transferred in the absence of an effective Registration Statement for the shares under the Securities Act unless, in the opinion of counsel satisfactory to the Company, registration is not required under the Securities Act or any applicable state securities laws."

2.3 Ownership of XLFashions Shares and Authorization of Agreement. Shareholder is the sole record and beneficial owner of his or its XLFashions Shares, all of which shares are owned free and clear of all rights, claims, liens and encumbrances, and have not been sold, pledged, assigned or otherwise transferred except pursuant to this Agreement. There are no outstanding subscriptions, rights, options, warrants or other agreements obligating Shareholder to sell or transfer to any third person any of the XLFashions Shares owned by Shareholder, or any interest therein. Shareholder has the power to enter into this Agreement and to carry out his, her or its obligations hereunder. This Agreement has been duly executed by Shareholder and constitutes the valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms.

2.4    Review of Excel 1934 Exchange Act Filings; Access to Information. Shareholder represents and warrants that it has (i) reviewed the reports filed by Excel under the Securities Exchange Act of 1934 (hereinafter defined as the “SEC Reports”) on the SEC EDGAR system; (ii) received such information and other documents as has been requested by Shareholder regarding Excel and/or XLFashions; (iii) carefully reviewed and understands all of such information; and (iv) made any decision to execute and become a party to this Agreement based solely upon such Shareholder’s review of such information.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF XLFASHIONS

XLFashions hereby represents and warrants to Excel as follows, with any exceptions thereto being denoted on the applicable schedule to this Agreement:

3.1 Organization and Good Standing. XLFashions is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased or operated and such business is now conducted.

3.2 Authorization; Enforceability; No Breach. XLFashions has all necessary corporate power and authority to execute this Agreement and perform its obligations hereunder. This Agreement constitutes the valid and binding obligation of XLFashions enforceable against XLFashions in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors' rights.

3.3 Capitalization. The authorized capital stock of XLFashions consists of 15,000,000 shares of common stock and 15,000,000 shares of preferred stock. 10,000,000 of common stock are issued and outstanding. All of the issued and outstanding shares of common stock of XLFashions are owned by Excel. There are 9,658,448 XLFashions Shares issued and outstanding, of which the shares held by the Shareholders as detailed on Schedule A. At the Closing, all of the XLFashions Shares will be duly authorized and validly issued, fully paid and non-assessable.

3.4 Full Disclosure. No representation or warranty by XLFashions in this Agreement or in any document or schedule to be delivered by it pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished to Excel pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state any fact necessary to make any statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the business of XLFashions.

SECTION 4. REPRESENTATIONS AND WARRANTS OF EXCEL

Excel hereby represents and warrants to XLFashions and the Shareholders as follows:

4.1 Organization and Good Standing. Excel is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased or operated and such business is now conducted. Excel is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification.

4.2 Authorization; Enforceability; No Breach. Excel has all necessary corporate power and authority to execute this Agreement and perform its obligations hereunder. This Agreement constitutes the valid and binding obligation of Excel enforceable against Excel in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors' rights.

4.3 The Excel Exchange Shares. The Excel Exchange Shares to be issued to the Shareholders have been, or on or prior to the Closing will have been, duly authorized by all necessary corporate actions and, when so issued in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable and will not be issued in violation of the pre-emptive or similar rights of any person.

4.4 Compliance with Laws. Excel has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business which, if not complied with, would materially and adversely affect the business or financial condition of Excel.

4.5 Consents and Approvals. No filing with, and no permit, authorization, consent or approval of any public body or authority or any third party is necessary for the consummation by Excel of the transactions contemplated by this Agreement.

4.6 Litigation. There is no action, suit or proceeding pending or threatened, or any investigation, at law or in equity, before any arbitrator, court or other governmental authority, pending or threatened, nor any judgment, decree, injunction, award or order outstanding, against or in any manner involving Excel or any of Excel' properties or rights which (a) could reasonably be expected to have a material adverse effect on Excel taken as a whole, or (b) could reasonably be expected to materially and adversely affect consummation of any of the transactions contemplated by this Agreement.

4.7 Brokers or Finders. No broker's or finder's fee will be payable by Excel in connection with the transaction contemplated by this Agreement, nor will any such fee be incurred as a result of any actions by Excel.

4.8 Capitalization. The authorized capital stock of Excel consists of 200,000,000 shares of common stock, $.0001 par value and 10,000,000 shares of preferred stock. As of the date of this Agreement, there are 30,486,000 shares of common stock and no shares of preferred stock issued and outstanding. Excel has granted, issued or agreed to grant, issue or make available 250,000 options under its Equity Incentive Plan. All of the Excel Exchange Shares are duly authorized and validly issued, fully paid and non-assessable.

4.9 SEC Reports. Except as may be disclosed in its public filings with the SEC, Excel has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof (the foregoing materials, including the exhibits thereto, being collectively referred to herein as the "SEC Reports").

4.10 SEC Inquiry. Excel has not received and is not aware of any Investigation of Excel by the SEC or any self-regulatory agency.

4.11 Full Disclosure. No representation or warranty by Excel in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished to XLFashions pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state any fact necessary to make any statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the businesses of Excel.

SECTION 5. COVENANTS

5.1. Examinations and Investigations. Prior to the Closing, the parties acknowledge that they have been entitled, through their employees and representatives, to make such investigation and verification of the assets, properties, business and operations, books, records and financial condition of the other, including communications with suppliers, vendors and customers, as they each may reasonably require.

5.2. Expenses. Each party hereto agrees to pay its own costs and expenses incurred in negotiating this Agreement and consummating the transactions described herein.

5.3. Further Assurances. The parties shall execute such documents and other papers and take such further action as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use its best efforts to fulfill or obtain in the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any documents or other papers, the execution and delivery of which are necessary or appropriate to the Closing.

5.4 Stock Certificates and Consideration. At the Closing, the Shareholders shall have delivered the certificates representing the XLFashions Shares duly endorsed (or with executed stock powers) so as to make Excel the sole owner thereof. At such Closing, Excel shall issue and deliver the Excel Exchange Shares to the Shareholders.

SECTION 6. THE CLOSING

         The closing (the "Closing") shall take place at such other time and place as is mutually agreed upon by Excel, XLFashions and the Shareholders (the “Closing Date”). At the Closing, the parties shall provide each other with such documents as may be necessary or appropriate and customary in transactions of this sort in order to consummate the transactions contemplated hereby, including evidence of due authorization of the Agreement and the transactions contemplated hereby.

SECTION 7. CONDITIONS PRECEDENT TO CLOSING

7.1 Conditions Precedent to the Obligation of Excel to Issue the Excel Exchange Shares. The obligation of Excel to issue the Excel Exchange Shares to the Shareholders and to otherwise consummate the transactions contemplated hereby is subject to the performance of all agreements to be satisfied and all covenants and conditions required to be performed or satisfied by the Shareholders at or prior to the Closing.

7.2 Conditions Precedent to the Obligation of the Shareholders to Exchange XLFashions Shares.  The obligation of the Shareholders to exchange their XLFashions Shares for the Excel Exchange Shares and to otherwise consummate the transactions contemplated hereby is subject to the performance of all agreements to be satisfied and all covenants and conditions required to be performed or satisfied by Excel at or prior to the Closing.

SECTION 8. SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF EXCEL

Notwithstanding any right of XLFashions and the Shareholders fully to investigate the affairs of Excel, XLFashions and the Shareholders shall have the right to rely fully upon the representations, warranties, covenants and agreements of Excel contained in this Agreement or in any document delivered by Excel or any of its representatives, in connection with the transactions contemplated by this Agreement. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing hereunder for 12 months following the Closing.

SECTION 9. SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF XLFASHIONS AND THE SHAREHOLDERS

Notwithstanding any right of Excel fully to investigate the affairs of XLFashions, Excel shall have the right to rely fully upon the representations, warranties, covenants and agreements of XLFashions and the Shareholders contained in this Agreement or in any document delivered to Excel by XLFashions or any of its representatives, in connection with the transactions contemplated by this Agreement. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing hereunder for 12 months following the Closing.

SECTION 10. INDEMNIFICATION

10.1 Obligation of Excel to Indemnify. Subject to the limitations on the survival of representations and warranties contained in Section 8, Excel hereby agrees to indemnify, defend and hold harmless the Shareholders and XLFashions, to the extent provided for herein, from and against any losses, liabilities, damages, deficiencies, costs or expenses (including interest, penalties and reasonable attorneys' fees and disbursements) (a "Loss") based upon, arising out of, or otherwise due to any inaccuracy in or any breach of any representation, warranty, covenant or agreement of Excel contained in this Agreement or in any document or other writing delivered pursuant to this Agreement.

10.2 Obligation of the XLFashions to Indemnify. Subject to the limitations on the survival of representations and warranties contained in Section 9, XLFashions agrees to indemnify, defend and hold harmless Excel to the extent provided for herein from and against any Loss based upon, arising out of, or otherwise due to any inaccuracy in or any breach of any representation, warranty, covenant or agreement made by any of them and contained in this Agreement or in any document or other writing delivered pursuant to this Agreement.

SECTION 11. MISCELLANEOUS

11.1 Waivers. The waiver of a breach of this Agreement or the failure of any party hereto to exercise any right under this Agreement shall in no event constitute a waiver as to any future breach whether similar or dissimilar in nature or as to the exercise of any further right under this Agreement.

11.2 Amendment. This Agreement may be amended or modified only by an instrument of equal formality signed by the parties or the duly authorized representatives of the respective parties.

11.3 Assignment. This Agreement is not assignable except by operation of law.

11.4 Notices.  Until otherwise specified in writing, the mailing addresses of both parties of this Agreement shall be as follows:

To:	XLFashions, Inc. 1384 Broadway, 17th Floor New York, NY 10018 Attention: Ruben Azrak, CEO

With a copy to:	XLFashions, Inc. 1384 Broadway, 17th Floor New York, NY 10018 Attn: Legal Department

To the Shareholder:	Addresses as Set forth on Schedule A

To:	Excel Corp. 1384 Broadway, 17th Floor New York, NY 10018 Attention: Ruben Azrak, CEO

With a copy to:	Mitchell Lampert, Esq. Meister Seelig & Fein 140 East 45th Street New York, NY 10017

Any notice or statement given under this Agreement shall be deemed to have been given if sent by registered mail addressed to the other party at the address indicated above or at such other address as may be furnished in writing to the addressor.

11.5 Governing Law; Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the County of New York, State of New York, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. If any provision of this agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this agreement in that jurisdiction or the validity or enforceability of any provision of this agreement in any other jurisdiction. EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY.

11.6 Publicity. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by either party hereto at any time from the signing hereof without advance approval in writing of the form and substance thereof by the other party.

11.7 Entire Agreement. This Agreement and the collateral agreements executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the parties with respect to the Exchange and related transactions, and supersede all prior agreements, written or oral, with respect thereto.

11.8 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

11.9 Severability of Provisions. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

11.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

EXCEL CORP.

By:____________________
Name: Ruben Azrak
Title: CEO

SHAREHOLDERS:
By:____________________
Name: Lydia Haddad

By:____________________
Name: Joseph Azrak

By:____________________
Name: David Shweky

SHAREHOLDERS:

By:____________________
Name: Sammy Esses

By:____________________
Name: David Grippi

By:____________________
Name: Jon Bakhshi

By:____________________
Name: Charles Mizrahi

By:____________________
Name: Bobby Choueke
XLFASHIONS, INC. By:____________________ Name: Ruben Azrak Title: CEO

SCHEDULE A

XLFASHIONS, INC. EXCHANGE WITH EXCEL CORP.

Shareholder	Number of XLFashions Shares	Number of Excel Exchange Shares

Lydia Haddad	36,258.16	36,258
Joseph Azrak	652,646.84	652,646
David Shweky	725,163.16	725,163
Sammy Esses	181,291	181,291
David Grippi	145,032.64	145,033
Jon Bakhshi	870,195.79	870,196
Charles Mizrahi	217,548.94	217,549
Bobby Choueke	79,042.78	79,043

Total	2,907,179	2,907,179